                                                                   Exhibit 12
                                                                   ----------

                                        CONSOLIDATED RAIL CORPORATION
                                        -----------------------------
                        COMPUTATION OF THE RATIO OF EARNINGS TO FIXED CHARGES
                        -----------------------------------------------------
                                                ($ In Millions)


                                 Quarters Ended  Quarters Ended  Quarters Ended   Quarters Ended      Years Ended
                                    March 31,       June 30,      September 30,    December 31,       December 31,
                                 --------------  --------------  --------------   --------------  -----------------
                                  1994(1)  1993  1994      1993  1994      1993   1994      1993  1994  1993   1992
                                  ----     ----  ----      ----  ----      ----   ----      ----  ----  ----   ----
      Earnings
      --------
        Pre-tax income (loss)     $(51)    $ 73  $166      $137  $ 171     $ 70   $240      $161   $526  $441  $460
          Add:
            Interest expense        44       44    44        46     45       43     45        44    178   177   172
            Rental expense
             interest factor         9        7     9         5      7        5     17        12     42    29    26
          Less equity in
             undistributed
             earnings of 20-50%
             owned companies        (3)      (9)   (5)        2     (4)      (16)   (7)       (3)   (20)  (26)    4
                                  ----     ----  ----      ----   ----      ----  ----       ----  ----  ----  ----
      Earnings available for
       fixed charges (loss)       $ (2)    $115  $214      $190   $219      $102  $295       $214  $726  $621  $662
                                  ====     ====  ====      ====   ====      ====  ====       ====  ====  ====  ====
      Fixed Charges
      -------------
        Interest expense            44       44    44        46     45        43    45         44   178   177   172
        Rental expense interest
         factor                      9        7     9         5      7         5    17         12    42    29    26
        Capitalized interest                                  1      1                                1     1     1
                                  ----     ----  ----      ----   ----      ----  ----       ----  ----  ----  ----
      Fixed charges               $ 53     $ 51  $ 53      $ 52   $ 53      $ 48  $ 62       $ 56  $221  $207  $199
                                  ====     ====  ====      ====   ====      ====  ====       ====  ====  ====  ====
      Ratio of earnings to
       fixed charges                -      2.25x 4.04x     3.65x  4.13x     2.13x 4.76x      3.82x 3.29X 3.00x 3.33x
                                  ====     ====  ====      ====   ====      ====  ====       ====  ====  ====  ====

      Note:   For the purpose of computing the ratio of earnings to fixed charges, earnings represent income before income taxes plus fixed charges, less equity in undistributed earnings of 20% to 50% owned companies.  Fixed charges represent interest expense together with interest capitalized and a portion of rent under long-term operating leases representative of an interest factor.

      (1) During the first quarter of 1994, the Company recorded a charge of $51 million (after tax benefits of $33 million) for a non-union employee voluntary retirement program and related costs.  After this one-time charge, earnings were insufficient by $55 million to cover fixed charges for the quarter.

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